Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN ANNOUNCES CLOSING OF CITADEL ACQUISITION

The transaction is expected to be accretive in Company’s fiscal 2016

Akron, Ohio – June 1, 2015 – A. Schulman, Inc. (Nasdaq: SHLM), a leading international supplier of high-performance plastic compounds, powders and resins, announced today that it has completed the previously announced acquisition of HGGC Citadel Plastics Holdings, Inc. (“Citadel”), a portfolio company of private equity firms HGGC and Charlesbank Capital Partners, for $800 million. A. Schulman expects the transaction to be accretive in the first 12 months of ownership and to realize approximately $25 million in synergies within the next 18 months.

“We are thrilled to add Citadel to our portfolio of highly specialized businesses, and welcome the talented group of associates to the A. Schulman team,” said Bernard Rzepka, president and chief executive officer of A. Schulman. “With significant revenue in the United States, Citadel greatly enhances our regional scale and efficiencies, as well as balances our current global geographic footprint. Citadel also provides a strong entry point to our ‘Expanded Vision’ initiative by adding a second strategic growth platform to our organization with its industry-leading, value-added specialty engineered composites business.”

“The Citadel team is very excited to become an important part of A. Schulman,” said Mike Huff, chief executive officer of Citadel. “We are confident that our history of growth and innovation will only be enhanced by our new partnership with A. Schulman and we thank HGGC and Charlesbank for their support in helping us reach this new phase of our business.”

Since 2010, A. Schulman has been executing a deliberate acquisitive growth strategy to aggressively grow in key geographic regions and expand the Company’s global specialty product portfolio and capabilities. The Citadel acquisition builds upon this successful strategy, and provides our customers with an extended, value-added product offering.

HSBC Securities (USA), Inc. acted as exclusive M&A advisor to A. Schulman, Inc. in connection with this transaction. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as financial advisors. Squire Patton Boggs (US) LLP served as A. Schulman’s outside legal counsel in connection with the acquisition, Jones Day served as legal counsel in connection with the 2015 Senior Notes and the Convertible Special Stock, and Vorys, Sater, Seymour and Pease LLP served as legal counsel in connection with the Credit Facilities.

About Citadel Plastics Holdings, Inc.

Based in West Chicago, IL, Citadel is a leading North American specialty engineered plastics company that produces thermoset composites and thermoplastic compounds for specialty product applications spanning multiple industries including transportation, industrial & construction, consumer, electrical, energy and healthcare & safety. Citadel has approximately 1,200 employees and operates 21 manufacturing facilities throughout the world, including 10 thermoplastic facilities in the United States and Canada, and 11 thermoset composite plants comprising seven in North America, two in Mexico, one in Germany, one in Brazil, and a joint venture consisting of two plants in China.

About A. Schulman, Inc.

A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, A. Schulman has been providing innovative solutions to meet its customers’ demanding requirements. A. Schulman’s customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. A. Schulman employs approximately 3,900 people and has 42 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2014. Additional information about A. Schulman can be found at www.aschulman.com.

Cautionary Statements

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	competitive factors, including intense price competition;
•	fluctuations in the value of currencies in major areas where the Company operates;
•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;
•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;
•	escalation in the cost of providing employee health care;
•	uncertainties regarding the resolution of pending and future litigation and other claims;
•	the performance of the global automotive market as well as other markets served;
•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products; and
•	operating problems with our information systems as a result of system security failures such as viruses, computer “hackers” or other causes.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

# # #

Contact

Jennifer K. Beeman

Director of Corporate Communications & Investor Relations

A. Schulman, Inc.

3637 Ridgewood Road

Fairlawn, Ohio 44333

Tel: 330-668-7346

email: Jennifer.Beeman@aschulman.com

www.aschulman.com